Exhibit 99.1

GREAT PLAINS ENERGY REPORTS SECOND QUARTER 2012 RESULTS

Expanded Customer Assistance Programs Will Provide Financial Relief from Extreme Heat

Kansas City, Mo. (August 8, 2012) — Great Plains Energy (NYSE: GXP) today announced second quarter 2012 earnings of $57.7 million or $0.41 per share of common stock outstanding, compared with second quarter 2011 earnings of $43.0 million or $0.31 per share.  The Company also announced it is reaffirming its 2012 earnings guidance range of $1.20 to $1.40 per share.

The increase in the second quarter 2012 earnings compared to 2011 reflected much warmer weather than a year ago.  During the quarter, cooling degree days were 30 percent above the same period last year and 56 percent above normal.  Solid operational performance also contributed to favorable results for the quarter.

For the first six months of 2012, earnings were $48.2 million or $0.34 per share, compared to $45.0 million or $0.32 per share for the same period last year.  Unfavorable weather reflected by a 34 percent decrease in heating degree days during the first quarter more than offset the impact of the increase in cooling degree days during the second quarter.

“Despite the challenging conditions caused by the record-setting temperatures that have impacted our service territory, our employees have done an exceptional job maintaining our system and serving our customers with outstanding reliability,” stated Terry Bassham, President and CEO of Great Plains Energy.

As a result of the extreme heat, Kansas City Power & Light Company (KCP&L) recently announced it has expanded its Connections programs to assist customers with their electric bills.  The programs target low-income customers and senior citizens and include a new Family Relief Fund that will provide bill credits for qualifying customers with children living at home to help reduce the impact of the extreme heat on family budgets.  In addition, KCP&L has extended its Economic Relief Pilot program that provides year-round financial assistance to low income customers.

“We are mindful of those most in need across our service territory and our expanded Connections programs will provide assistance to customers during this challenging period” continued Bassham.

Great Plains Energy Second Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$63.8	$49.0	$0.45	$0.35
Other	(5.7)	(5.6)	(0.04)	(0.04)
Net income attributable to Great Plains Energy	58.1	43.4	0.41	0.31
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$57.7	$43.0	$0.41	$0.31

The increase in consolidated earnings for the second quarter 2012 compared to 2011 was attributable to an approximate $15 million increase in earnings at the Electric Utility segment which includes KCP&L and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO).  Please refer to “Electric Utility Segment Second Quarter” beginning on page 4 for additional information.

Common stock outstanding for the quarter averaged 142.0 million shares, approximately 2 percent higher than the same period in 2011.  In June 2012, Great Plains Energy issued approximately 17.1 million shares of common stock to settle its obligations under the purchase contracts underlying the Company’s Equity Units.

Great Plains Energy continued to maintain a strong liquidity position during the quarter.  As of June 30, 2012, approximately $1.1 billion of capacity remained on the Company’s $1.25 billion of revolving credit facilities.

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$68.3	$56.0	$0.49	$0.40
Other	(19.5)	(10.3)	(0.14)	(0.07)
Net income	48.8	45.7	0.35	0.33
Less: Net loss attributable to noncontrolling interest	0.2	0.1	-	-
Net income attributable to Great Plains Energy	49.0	45.8	0.35	0.33
Preferred dividends	(0.8)	(0.8)	(0.01)	(0.01)
Earnings available for common shareholders	$48.2	$45.0	$0.34	$0.32

On a per-share basis, the primary drivers contributing to the $0.02 increase for the first six months versus 2011 were the following:

•	An estimated $0.18 impact from new retail rates in Missouri which became effective for KCP&L in May 2011 and for GMO in June 2011; and
•
The results for the first six months of 2011 included a $0.05 loss for an organizational realignment and voluntary separation program, a $0.05 loss from the extended refueling outage at Wolf Creek and a $0.03 loss representing KCP&L and GMO’s combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of rate case orders issued in 2011 by the Missouri Public Service Commission (MPSC).

The above factors were mostly offset by the following:

•	An approximate $0.12 increase in interest expense primarily due to the absence of Iatan 2 carrying costs;
•
An estimated effect of $0.09 at the Wolf Creek nuclear unit with $0.05 resulting from the unplanned outage during the first quarter 2012, $0.03 from an increase in amortization related to an extended refueling outage that began in late March 2011 and concluded in early July 2011 and $0.01 of other operating and maintenance expense;

•	An estimated impact of $0.03 from less favorable weather;
•	Approximately $0.01 due to lower weather-normalized demand; and

•
An estimated total of $0.04 from a variety of other factors including a loss on the sale of real estate in 2012, a 2011 tax benefit from a valuation allowance reversal and a 2011 tax benefit from the settlement of Great Plains Energy’s 2006 – 2008 tax audit.

Shares of common stock outstanding averaged 140.6 million shares, approximately 1 percent higher than the same period in 2011.

Electric Utility Segment Second Quarter:
Quarterly net income for the Electric Utility segment was $63.8 million or $0.45 per share compared to $49.0 million or $0.35 per share in 2011.

Key drivers influencing the segment results included the following:

•
A $41.5 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A).  The increase in gross margin was mainly due to an estimated $18 million from favorable weather and approximately $13 million from new retail rates at KCP&L and GMO.  The second quarter 2011 results included an estimated $11 million impact from the extended refueling outage at Wolf Creek;

•	A $7.6 million increase in pre-tax other operating expenses driven by the items below:
o
A $6.8 million increase in Wolf Creek operating and maintenance expense with $3.7 million due to increased amortization from the 2011 extended refueling outage and other increased operating and maintenance expenses; and

o	A $4.7 million increase in general taxes principally related to property taxes.

The above factors were partially offset by $3.8 million of operating and maintenance expense resulting from shorter planned outages, other than Wolf Creek, in 2012 compared to last year;

•	The second quarter 2011 results were impacted by a $3.0 million pre-tax expense for an organizational realignment and voluntary separation program;

•	A $10.1 million increase in pre-tax interest expense mainly due to the absence of $7.8 million of Iatan 2 carrying costs; and

•	A $9.9 million increase in income tax expense due to higher pre-tax income.

Overall retail MWh sales were up approximately 4.6 percent in the quarter compared to the 2011 period with the increase attributable to favorable weather.  Compared to normal levels the positive gross margin effect from weather in the 2012 quarter was approximately $31 million.

On a weather-normalized basis, retail MWh sales increased an estimated 0.1 percent.  The commercial sector was up 2.6 percent, while the residential and industrial sectors were down 2.4 percent and 1.4 percent, respectively.

Coal generation fleet availability was higher than last year primarily due to a planned outage at Iatan 1 in 2011.  Nuclear availability was also higher as a result of the 2011 extended refueling outage at Wolf Creek.

Three Months Ended June 30	2012	2011
Equivalent Availability - Coal Plants	81%	79%
Capacity Factor - Coal Plants	71%	69%

Equivalent Availability - Nuclear	100%	3%
Capacity Factor - Nuclear	100%	0%

Equivalent Availability - Coal and Nuclear	83%	70%
Capacity Factor - Coal and Nuclear	75%	61%

Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $68.3 million or $0.49 per share compared to $56.0 million or $0.40 per share in 2011.

Contributing factors influencing the segment results included the following:

•
A $44.3 million increase in pre-tax gross margin mainly due to new retail rates and the 2011 extended refueling outage at Wolf Creek that impacted last year’s results.  The increase was partially offset by (a) unfavorable weather during the first quarter of 2012 that more than offset the increase in cooling degree days during the second quarter of 2012; and (b) the first quarter 2012 unplanned outage at Wolf Creek;

•
A $13.6 million increase in pre-tax other operating expenses driven by an increase in Wolf Creek operating and maintenance expense and higher general taxes and pension expense.  The increase was partially offset by lower plant operating and maintenance expense due to shorter planned outages, other than Wolf Creek, in 2012 compared to last year and operating expenses associated with solar rebates that have been deferred as a regulatory asset.  The 2011 results included a loss representing KCP&L’s and GMO’s combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of MPSC rate case orders issued in  2011;

•	The 2011 results were impacted by a $12.7 million pre-tax expense for an organizational realignment and voluntary separation program;

•
A $4.7 million decrease in pre-tax depreciation and amortization expense driven by the absence of regulatory amortization to maintain credit metrics for KCP&L in Missouri during the Comprehensive Energy Plan but ceased with the implementation of new retail rates for KCP&L in Missouri in May 2011 and lower depreciation rates, partially offset by increased deprecation for Iatan 2 and other capital additions;

•	A $26.5 million increase in pre-tax interest expense mainly due to the absence of Iatan 2 carrying cost; and

•	A $7.2 million increase in income tax expense due to higher pre-tax income.

Overall retail MWh sales were down approximately 2.2 percent compared to the 2011 period with the decline primarily attributable to weather.  Compared to normal levels the positive gross margin effect from weather was approximately $17 million.

On a weather-normalized basis, retail MWh sales increased an estimated 0.2 percent.  The commercial sector was up 1.7 percent, while the residential and industrial sectors were down 1.5 percent and 0.1 percent, respectively.

Coal generation fleet availability was higher than last year primarily due to planned outages at both Iatan units and La Cygne 1 in 2011.  Nuclear availability was negatively impacted due to the unplanned outage in the first quarter of 2012 and in the second quarter of 2011 for the extended refueling outage.

Year to Date June 30	2012	2011
Equivalent Availability - Coal Plants	84%	77%
Capacity Factor - Coal Plants	69%	67%

Equivalent Availability - Nuclear	59%	44%
Capacity Factor - Nuclear	60%	44%

Equivalent Availability - Coal and Nuclear	81%	72%
Capacity Factor - Coal and Nuclear	68%	64%

Other Category Second Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, non controlling interest and preferred dividends.  For the 2012 second quarter, the Other category reflected a loss of $6.1 million or $0.04 per share compared to a loss of $6.0 million or $0.04 per share for the same period in 2011.

For the first six months of 2012, the Other category reflected a loss of $20.1 million or $0.15 per share compared to a loss of $11.0 million or $0.08 per share in 2011.

Key drivers influencing the Other category results for the first six months of 2012 included the following:

•	A $2.2 million tax benefit from a valuation allowance reversal in 2011;
•	A $2.0 million tax benefit in 2011 from a settlement of a 2006 – 2008 tax audit;
•	A $1.8 million after-tax loss on the sale of real estate during 2012; and
•	An after-tax increase of $1.6 million in interest expense due to the early remarketing of the Equity Unit’s subordinated debt in March 2012.

Regulatory Update:
KCP&L and GMO filed separate rate requests with the MPSC in February 2012.  KCP&L requested a revenue increase of $105.7 million.  The MPSC Staff (Staff) filed its direct testimony in the KCP&L case on August 2, 2012 and recommended a revenue increase range of $16.5 million to $33.7 million.    GMO requested a revenue increase of $83.5 million and Staff testimony is due by August 9, 2012.  Orders are expected in January 2013 and new rates are anticipated to be effective in late January 2013.

KCP&L filed a rate request with the Kansas Corporation Commission (KCC) in April 2012, requesting a revenue increase of $63.6 million and KCC Staff testimony is due by August 22, 2012.  An order is due by December 17, 2012, and new rates are anticipated to be effective January 1, 2013.

Great Plains Energy will post its 2012 Second Quarter Form 10-Q, as well as supplemental financial information related to the second quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Thursday, August 9, 2012, to review the Company’s 2012 second quarter earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.  The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time.  The pass code is 94821891.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website.  A telephonic replay of the conference call will also be available through August 16, 2012, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international).  The pass code is 94821891.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Each forward-looking statement speaks only as of the date of the particular statement.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP).  Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others.  The Company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations.  As a result, operating revenues increase or decrease in relation to a significant portion of these expenses.   Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses.  Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors.  The Company’s definition of gross margin may differ from similar terms used by other companies.  A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	June 30		June 30
	2012	2011	2012	2011
	(millions)
Operating revenues	$603.6	$565.1	$1,083.3	$1,058.0
Fuel	(138.1)	(114.4)	(257.4)	(219.3)
Purchased power	(26.9)	(55.4)	(51.6)	(110.3)
Transmission of electricity by others	(8.8)	(7.0)	(16.1)	(14.5)
Gross margin	$429.8	$388.3	$758.2	$713.9